UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

PROPEX FABRICS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-122829	36-2692811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 The Bluffs

Austell, Georgia 30168

(Address of principal executive offices, including zip code)

(770) 941-1711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 25, 2006, Propex Fabrics Inc. (the “Company”) committed to a plan to restructure its Seneca, South Carolina plant. The plan involves gradually closing the facility and relocating the manufacturing activities and certain manufacturing assets to the Company’s Ringgold, Georgia facility. The Seneca plant is the Company’s smallest nonwoven plant. With the continued competitive pressures to improve manufacturing efficiencies and reduce costs, the Company determined this restructuring and consolidation of its needlepunch nonwoven manufacturing operations would both improve efficiencies and reduce costs. This plant closure and relocation process is scheduled to begin in July 2006 and is expected to be completed around year-end 2006.

The Company estimates the total restructuring costs to be approximately $13.0 million, consisting of severance and employee relocation costs of approximately $1.5 million, equipment relocation costs of approximately $5.5 million (comprised of $3.0 million in expense and $2.5 million in capital expenditures), and non-cash equipment impairment charges of approximately $6.0 million. The Company is in the process of evaluating whether this restructuring and ultimate sale of the plant facility will result in any material impairment charge related to the real property.

A copy of the press release announcing the restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Press Release of Propex Fabrics Inc., dated May 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPEX FABRICS INC.

Dated: May 1, 2006	By:	/s/ Philip D. Barnes
Philip D. Barnes
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Propex Fabrics Inc., dated May 1, 2006.